NEWS RELEASE


CONTACT:                                   FOR IMMEDIATE RELEASE
Mary E. Woods
Investor Relations
805/295.5600  Ext. 2508


                 3D SYSTEMS CORPORATION ANNOUNCES
                  FIRST QUARTER FINANCIAL RESULTS

     VALENCIA, CALIF. - APRIL 24, 1997 - 3D Systems Corporation (Nasdaq - NNM:TDSC) today reported first quarter net income of $387,546, equal to 3 cents per share, compared with $1.1 million, or 10 cents per share, a year ago. For the three months ended March 31, 1997, revenues increased 12 percent to $21.5 million from $19.2 million last year.

     In announcing the earnings, Arthur B. Sims, chairman and chief executive officer, reported that the company continued to experience weakness in domestic sales during the first quarter. "Late last year we began replacing our independent distributors in the U. S. with direct sales personnel. We knew that we would pay a price in diminished sales productivity during the transition. Our sales force is now approaching full strength, although nearly half the team has been with us for under four months. We believe that sales productivity should increase in the quarters ahead as the team gains experience and builds its pipeline of prospects.

     "Actions are underway to increase operating efficiency in other areas, as well," he said. "We have appointed Dr. Richard Balanson president and chief operating officer and a director of the company, moved to restructure the senior staff, and have implemented a modest reduction in force involving approximately five percent of the domestic workforce, primarily at our corporate headquarters." In connection with the management restructuring and reduction in force, the company expects to record non-recurring pre-tax expenses in the second quarter approximating $500,000 related to severance benefits.

     "Due to the slow domestic order pace, backlog as we enter the second quarter was approximately one-half of the prior year's backlog entering the second quarter and, in view of these factors, the company expects to post a modest loss in the second quarter before the effects of the restructuring charge. However, we continue to be optimistic about the second half," Sims stated.

     "Despite the weakness domestically, revenues of 3D Systems Europe posted a 70 percent increase over last year's first quarter," he said.

      "In key areas we continue to bring new talent into the company," Sims commented. "These include a highly experienced senior director for the Actua[TRADEMARK] product line, and a general manager for the Asia-Pacific region. This executive has extensive experience in the region and will be based in Hong Kong."

     3D Systems Corporation develops, manufactures and markets solid-imaging systems. In manufacturing, 3D's products fabricate solid objects using input from CAD/CAM systems, substantially reducing the time and cost of bringing new products to market. Major applications include rapid prototyping and tooling for products in a variety of manufacturing industries worldwide, including automotive, aerospace, medical computer, electronic and consumer products.

     Except for the historical information contained in this news release, the matters discussed (including increases in sales productivity by the company's new sales force, and second quarter and second half results) are forward-looking statements that involve uncertainties such as the timely development and acceptance of new products, the impact of competitive products and pricing, industry-wide economic conditions, the management of growth and other risks detailed from time to time in the company's SEC reports, including Form 10-K for the year ended December 31, 1996.

                             # # #

For investor information and faxed financials or press releases on demand, please call our shareholder communications service at 800/757.1799.

                                         3D SYSTEMS CORPORATION
                                       Consolidated Balance Sheets
                                                                                    (Unaudited)
               ASSETS                                          December 31, 1996   March 28, 1997
                                                               -----------------   --------------
Current assets:
  Cash and cash equivalents                                       $24,356,441         $22,385,070
  Restricted cash                                                     722,000             655,000
  Short-term investments                                            3,759,492           1,753,975
  Accounts receivable, less allowances for
    doubtful accounts of $406,178 (1996) and $291,841 (1997)       19,601,383          19,400,170
  Current portion of lease receivables                                987,362           1,532,646
  Inventories                                                      12,309,588          14,257,187
  Deferred tax assets                                               2,958,227           2,764,512
  Prepaid expenses and other current assets                         2,332,337           2,046,611
                                                                  -----------        ------------
       Total current assets                                        67,026,830          64,795,171

Property and equipment, net                                        14,452,504          15,261,241
Licenses and patent costs, net                                      3,660,568           3,565,204
Deferred tax assets                                                 1,821,000           1,821,000
Lease receivables, less current portion                             3,773,573           6,326,568
Other assets                                                        1,504,382           1,520,356
                                                                  -----------        ------------
                                                                  $92,238,857         $93,289,540
                                                                  ===========        ============

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                 $3,805,930         $ 4,992,360
  Accrued liabilities                                               6,890,343           5,938,670
  Current portion of long-term debt                                   100,000              95,000
  Customer deposits                                                   894,111             898,777
  Deferred revenues                                                 5,572,892           6,939,217
                                                                  -----------        ------------
       Total current liabilities                                   17,263,276          18,864,024

Other liabilities                                                   1,472,991           1,434,010
Long-term debt, less current portion                                4,800,000           4,750,000
                                                                  -----------        ------------
                                                                   23,536,267          25,048,034
                                                                  -----------        ------------
Stockholders' equity:
  Preferred stock, $.001 par value.  Authorized 5,000,000
    shares; none issued
  Common stock, $.001 par value.  Authorized 25,000,000
    shares; issued and outstanding 11,358,892 (1996)
      and 11,361,124 (1997)                                            11,359              11,361
  Capital in excess of par value                                   72,527,768          72,540,271
  Retained earnings (deficit)                                      (4,308,471)         (3,920,925)
  Cumulative translation adjustment                                   471,934            (389,201)
                                                                  -----------        ------------
        Total stockholders' equity                                 68,702,590          68,241,506
                                                                  -----------        ------------
                                                                  $92,238,857         $93,289,540
                                                                  ===========        ============

                                                   3D SYSTEMS CORPORATION
                                           Consolidated Statements of Operations
                                                       (Unaudited)

                                                                        Three Month Periods Ended
                                                                  -----------------------------------
                                                                  March 29, 1996       March 28, 1997
Sales:
  Products                                                        $13,676,883           $13,597,856
  Services                                                          5,489,681             7,860,956
                                                                 ------------          ------------
     Total sales                                                   19,166,564            21,458,812
                                                                 ------------          ------------

Cost of sales:
  Products                                                          6,164,205             7,287,392
  Services                                                          3,490,589             5,502,589
                                                                 ------------          ------------
     Total cost of sales                                            9,654,794            12,789,981
                                                                 ------------          ------------
Gross profit                                                        9,511,770             8,668,831
                                                                 ------------          ------------

Operating expenses:
  Selling, general and administrative                               6,202,019              6,390,691
  Research and development                                          1,825,750              1,929,834
                                                                 ------------          ------------
     Total operating expenses                                       8,027,769              8,320,525
                                                                 ------------          ------------

Income from operations                                              1,484,001                348,306

Interest income                                                       455,517                351,048
Interest expense                                                       (6,340)               (58,783)
                                                                 ------------          ------------
Income before provision for income taxes                            1,933,178                640,571

Provision for income taxes                                            811,935                253,025
                                                                 ------------          ------------
Net income                                                         $1,121,243               $387,546
                                                                 ============          ============
Net income per share                                                     $.10                   $.03
                                                                 ============          ============
Weighted average number of common and common
  equivalent shares outstanding during the period                  11,776,743             11,757,504
                                                                 ============          ============
